Exhibit 10.1
LIMITED LIABILITY COMPANY AGREEMENT
OF
TAUBMAN PROPERTIES ASIA II LLC
A DELAWARE LIMITED LIABILITY COMPANY

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into as of September 1, 2016, by, between, and among Taubman Asia Management II LLC, a Delaware limited liability company (“T-Asia”), whose address is 200 East Long Lake Road, P. O. Box 200, Bloomfield Hills, MI 48303-0200, René Tremblay (“Tremblay”), whose address is 129 Repulse Bay Road, Tower Two, Floor 20, Hong Kong, Peter John Sharp (“Sharp”), whose address is 43B, Branksome Crest, 3A Tregunther Path, Mid Level, Hong Kong, and Taubman Properties Asia II LLC, a Delaware limited liability company (the “Company”).

ARTICLE I

FORMATION, NAME,
PURPOSE, PRINCIPAL OFFICE,
TERM OF THE COMPANY AND RELATED MATTERS

1.1    Formation. The Company was formed pursuant to the applicable laws of the State of Delaware including the Delaware Limited Liability Company Act as in effect in the State of Delaware, as the same may be amended from time to time (all of such law being hereinafter referred to as the “Act”), by the filing of a Certificate of Formation (the “Certificate”) with the Secretary of the State of Delaware on August 23, 2016. The Company shall continue upon the terms and conditions herein set forth.

1.2    Name. The name of the Company is Taubman Properties Asia II LLC. The Company may also conduct its business under one or more assumed names.

1.3    Purpose. The purpose of the Company is to engage, indirectly through subsidiaries and ventures with others, in (i) the acquisition, development, financing, management, leasing and/or selling or exchanging of interests in those commercial real properties, and properties having a significant commercial component, in the Territory that are approved by the Board of Directors of Taubman Centers, Inc. on or after September 1, 2016 and prior to January 1, 2018, or, if later, prior to the expiration of twelve (12) months after Tremblay’s termination of employment with TAM with respect to any projects the Company has identified and is actively evaluating at the time of Tremblay’s termination of employment (collectively, the “Commercial Projects”), and (ii) any other activities incidental or related to the foregoing.

1.4    Term.

(a)The term of the Company commenced upon the filing of the Certificate.

(b)The term of the Company shall end, and the Company shall dissolve, on the first to occur of the following events:

(i)the decision of the Manager to dissolve the Company; or

(ii)any other event which, under this Agreement or the Act, results in the dissolution of the Company.

1.5    Office and Resident Agent.

(a)The registered agent and office of the Company in the State of Delaware shall be The Corporation Service Company, having an address at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other agent and address as may be designated from time to time by the Manager.

(b)The address of the principal office of the Company shall be 200 East Long Lake Road, P. O. Box 200, Bloomfield Hills, MI 48303-0200. The Company’s resident agent in the State of Michigan shall be Chris B. Heaphy, Esq., whose address is 200 East Long Lake Road, P. O. Box 200, Bloomfield Hills, MI 48303-0200.

ARTICLE II
CAPITAL CONTRIBUTIONS
AND RELATED MATTERS

2.1Capital Contributions of the Members.

(a)    Pursuant to an assignment dated of even date herewith, TPA distributed to T-Asia in reduction of T-Asia’s preferred capital in TPA, all of TPA’s direct and indirect right, title and interest in certain Commercial Projects as identified on the books and records of the Company. On the date of this Agreement, T-Asia has contributed all of its direct and indirect right, title and interest in such Commercial Projects to the capital of the Company. T-Asia’s Capital Account shall be credited with the amount of its costs and expenses attributable to such Commercial Projects through the date of this Agreement, and such amount shall constitute Preferred Capital and bear the Preferred Return as of the date of this Agreement.
(b)    T-Asia shall contribute such cash to the capital of the Company as the Manager may determine from time to time to be necessary or appropriate. All such capital shall constitute Preferred Capital and bear the Preferred Return from the date of contribution.
(c)    Sharp and Tremblay have been issued their Membership Interests for good and valuable consideration, and neither Tremblay nor Sharp shall be required, nor shall either have any right, to make any contribution to the capital of the Company.
2.2    Capital Accounts. The Company shall maintain a separate capital account (the “Capital Account”) for each Member, which shall be (i) increased by the Member's capital contributions made on and after the date of this Agreement, the Member's share of any Profits of the Company, and any items of income or gain allocated to the Member under Section 3.2 hereof, and (ii) shall be decreased by distributions made to the Member, the Member's share of any Losses of the Company, and any items of expense or loss allocated to the Member under Section 3.2 hereof. Upon the happening of an event described in Section 1.704-1(b)(2)(iv)(f) of the Regulations, the Manager may, in accordance with such Regulations, mark-to-market the Company’s assets on the balance sheet as computed for book purposes, and adjust the Members’ Capital Accounts as though the net adjustment to the values at which the assets are carried on such balance sheet were gain or loss allocable under Section 3.2 hereof. In accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations, each Member's Capital Account shall be adjusted in a manner that maintains equality between the aggregate of all of the Members' Capital Accounts and the amount of capital reflected on the Company's balance sheet as computed for book purposes.
2.3    Loans.    The Manager may, in lieu of contributing additional cash to the capital of the Company pursuant to Section 2.2 hereof, advance or cause any of its affiliates to advance such cash to the Company as a loan. Any such loan shall be made on such terms as determined by the Manager provided that the interest charged on any such loan is at an arm’s-length rate that meets U.S. transfer pricing rules.
2.4    Liability of Tremblay. Neither Tremblay nor Sharp shall be obligated, nor shall either have the right to lend any funds to the Company, guaranty any Company debt, or incur any personal liability with respect to the Company.
ARTICLE III
DISTRIBUTIONS AND ALLOCATIONS

3.1Distributions.

(a)    Distributions shall be made as, when and to the extent that the Manager determines that the Company's cash on hand exceeds the current and anticipated needs of the Company to fulfill its business purposes, including, without limitation, to service its debts and obligations to third parties, service its debts and obligations to the Manager and its affiliates as provided in this Agreement, and to maintain adequate capital and reserves for, by way of example and not limitation, working capital and reasonably foreseeable needs of the Company. Distributions shall be made in the following manner and order of priority:
(i)    First, to T-Asia in an amount equal to its current and accrued Preferred Return;
(ii)    Second, to T-Asia in an amount equal to its undistributed Preferred Capital; and
(iii)    Third, to the Members in accordance with their respective Sharing Percentages.
(b)    The Manager shall request in writing any and all applicable U.S. withholding documentation from the Members, from time to time, including any information required to make determinations under, and if applicable comply with, the Foreign Account Compliance Tax Act, and each Member agrees to provide any such documentation promptly upon receipt of such written request. The Company is authorized to withhold from distributions to a Member, or with respect to allocations to a Member, and to pay over to a federal, state, local or foreign government, any amounts required to be so withheld pursuant to the Code, or any provisions of any other federal, state, local or foreign law. Any amounts so withheld shall be treated as having been distributed to such Member pursuant to this Article III for all purposes of this Agreement, and shall be offset against the amounts otherwise distributable to such Member. In the event the Company is required to withhold from or in respect of any income allocated but not currently distributed to Tremblay or Sharp, the amount so withheld shall be treated as an interest-free loan from the Company to Tremblay or Sharp, as the case may be, and shall be repaid from any and all distributions subsequently to be made to Tremblay or Sharp, as applicable, which the Company shall withhold and apply against the balance of such loan until such balance is reduced to zero.
(c)    No distribution shall be declared or made if, after giving it effect, the Company would not be able to pay its debts as they become due in the usual course of business or the Company's total assets would be less than the sum of its total liabilities.

3.2    Allocation of the Profits and Losses of the Company.

(a)    After giving effect to the allocations set forth in Section 3.2(b) hereof, the items of income, gain, loss and deduction entering into the computation of Profit or Loss of the Company for each fiscal year of the Company shall be allocated among the Members in such proportions as will cause the Capital Account of each Member to equal, as nearly as possible, the amount such Member would receive if an amount equal to the Capital Accounts of all the Members (computed prior to the allocation of such Profit or Loss), increased by the amount of such Profit or reduced by the amount of such Loss, were distributed to the Members in accordance with Section 8.1(a)(4) hereof; provided, however, that no Member shall be allocated any Loss to the extent such allocation would create or increase a deficit in such Member's Adjusted Capital Account.
(b)    In the event any Member receives any distribution that creates or increases a deficit (negative balance) in such Member’s Adjusted Capital Account, items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible. This Section 3.2(b) and the proviso of Section 3.2(a) are intended to comply, and shall be interpreted consistently, with the "alternate test for economic effect" of Section 1.704-1(b)(ii)(2)(d) of the Regulations.
(c)    Any and all allocations of creditable foreign tax expenditures of the Company shall be made in accordance with the provisions of Temporary Regulations Section 1.704-1(b)(4)(viii).
(d)    For purposes of this Agreement:

(i)"Adjusted Capital Account" means, with respect to any Member, such Member's Capital Account, reduced by those anticipated distributions described in Section 1.704-l(b)(2)(ii)(d) of the Regulations, and increased by the amount of any deficit in such Member's Capital Account that such Member is deemed obligated to restore under Section 1.704-l(b)(2)(ii)(c) of the Regulations.

(ii)"Profit" and "Loss" each means, for each fiscal year of the Company or other period, the Company's profit or loss for Federal income tax purposes, adjusted as follows:

(A)    add any tax-exempt income of the Company described in Section 705(a)(1)(B) of the Code;
(B)    subtract any nondeductible expenditures of the Company described in Section 705(a)(2)(B) of the Code;
(C)    if the value at which any property is carried on the Company’s balance sheet as computed for book (capital accounting) purposes differs from the adjusted tax basis of such property (because such property is contributed to, rather than purchased by, the Company, or because the value of such property on such books is adjusted pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations), then items of income, gain, loss or deduction attributable to the disposition of such property shall be computed by reference to its value on such books, and items of depreciation, amortization and other cost recovery deductions with respect to such property shall be computed by reference to such value in accordance with Section 1.704‑1(b)(2)(iv)(g) of the Regulations, and
(D)    any preceding provision of this Section 3.2(c)(ii) to the contrary notwithstanding, disregard any items of income, gain, expense, or loss specially allocated pursuant to Section 3.2(b) hereof.

(iii)"Regulations" means the permanent and temporary regulations of the U.S. Department of Treasury under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations) .

(iv)All items set off in quotation marks and not otherwise defined shall have the meanings ascribed to them in the Regulations.

3.3    Allocations Solely for Tax Purposes. Items of income, gain, deduction, loss, and credit for federal income tax purposes shall be allocated among the Members in the same proportions as the corresponding book items are allocated, but if there is a book/tax difference in the determination of any such items by reason of a Member’s contribution of property having a value that varies from its adjusted tax basis, or by reason of any event on account of which assets are marked to market on the Company’s books under the principles of Section 1.704-1(b)(2)(iv)(f) of the Regulations, then such difference shall be reconciled in accordance with the principles of Section 704(c) of the Code and the Regulations thereunder using any permissible method selected by the Manager. Allocations pursuant to this Section 3.3 are solely for tax purposes and shall not affect the Members’ Capital Accounts.
3.4    No Deficit Capital Account Restoration Requirement. If the Capital Account of any Member has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years), such Member shall not be obligated to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person or entity for any purpose whatsoever.
3.5    Liability for Taxes. Each Member acknowledges that such Member is solely liable for any and all income taxes imposed on such Member by any taxing jurisdiction on distributions, including distributions in redemption of such Member’s Membership Interest or upon liquidation of the Company, and allocations of income to such Member pursuant to this Article III, and such Member shall not be entitled to any reimbursement or indemnification by the Company or the other Member on account of the imposition of any such taxes.
ARTICLE IV
BOOKS, RECORDS AND ACCOUNTING

4.1Books and Records. The Company shall maintain complete and accurate books and records of its business and affairs as required by the Act, and such books and records shall be kept at the Company's principal office. All books and records of the Company required to be maintained under this Section 4.1, as well as complete and accurate information regarding the Company’s business, financial condition and other information regarding the affairs of the Company as is just and reasonable and any other information described in Section 18-305(a) of the Act, shall be made available upon reasonable demand by any Member for any purpose reasonably related to such Member’s interest as a Member, for inspection and copying at the expense of the Company, and, if such Member so requests, copies of such information shall be sent to such Member by email transmission.

4.2Fiscal Year. The Company's fiscal year shall be the calendar year.

4.3Tax Information and Financial Statements. As soon as practicable following the end of each fiscal year, the Company shall prepare and furnish to the Members (i) all information relating to the Company that is necessary for the preparation of the Members' Federal income tax returns for such fiscal year, and (ii) such financial statements as the Manager shall decide to have prepared.

4.4Bank Accounts. All funds of the Company shall be deposited in such bank account(s) as shall be determined by the Manager. All withdrawals therefrom shall be made upon checks signed by any person authorized to do so by the Manager.

4.5Tax Matters Partner.

(a)    As used in this Agreement, “Tax Matters Partner” has the meaning set forth in Section 6231(a)(7) of the Code. T-Asia is hereby designated as Tax Matters Partner for the Company, with full power and authority to act as such for the Company and the Members and all the rights and responsibilities of that position described in Sections 6222 through 6232 of the Code. The duties of the Tax Matters Partner shall be limited to those prescribed by the Code and Regulations. The Tax Matters Partner shall have the authority, without the consent or approval of any other Member, to enter into any written correspondence with the Internal Revenue Service, meet with the Internal Revenue Service, extend the statute of limitations with respect to the Company, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment and enter into any settlement agreement relating to any Company adjustment or enter into any settlement agreement relating to any item of income, gain, loss, deduction, or credit for any taxable year of the Company. The Tax Matters Partner shall be responsible for representing the Company in all dealings with any state, local, or foreign tax authority and shall have the same authority with respect thereto as provided above in this Section 4.5(a).
(b)    Beginning on January 1, 2018, (i) the Manager is hereby designated as the “partnership representative” under Section 6223(a) of the Code, as amended by the Bi-Partisan Budget Act of 2015 (the “Partnership Representative”), and (ii) the Partnership Representative shall or shall cause the Company to make the election under Section 6226(a) of the Code, as amended by the Bi-Partisan Budget Act of 2015, to apply the alternative procedures to pass through payment of any underpayments to the Members and to take any other actions as shall be necessary or appropriate to effectuate and comply with such election. Each Member consents to such election and agrees to take any action and provide the Manager with any information necessary to give effect to such election. The Partnership Representative shall have all the power and authority granted the Tax Matters Partner pursuant to Section 4.5(a) hereof.
(c)    The Company shall reimburse the Tax Matters Partner or the Partnership Representative, as applicable, for all expenses reasonably incurred by it in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.
ARTICLE V
ASSIGNMENT OF MEMBERSHIP INTERESTS

5.1General. A Member may not sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate, or otherwise dispose of its Membership Interest or any part or portion thereof without the consent of the Manager. Any attempted disposition of a Member's Membership Interest, or any part or portion thereof, in violation of this provision is null and void ab initio, and the Company shall not be obligated to recognize any such attempted disposition.

5.2Admission of Substitute Members. An assignee of a Member's Membership Interest shall be admitted as a substitute member and shall be entitled to all the rights and powers of the assignor (to the extent assigned), provided that (i) the Manager approves in writing the substitution of the assignee for the assignor as a member, and (ii) the assignee accepts, adopts, approves and agrees, in writing, to be bound by all of the terms and provisions of this Agreement. If admitted, the assignee, as a substitute member, shall have, to the extent assigned, all of the rights and powers, and shall be subject to all of the restrictions and liabilities, of the assigning Member. The assignor shall not thereby be relieved of any of its unperformed obligations to the Company.

5.3Withdrawal. Subject to Section 5.5 and Section 5.6 hereof, no Member may withdraw from the Company, except in connection with a permitted assignment of such Member’s Membership Interest and the admission of such Member’s assignee to the Company in such Member’s place and stead in accordance with Section 5.2 hereof.

5.4Dissolution, etc. In the event of the death, dissolution, termination, bankruptcy or insolvency of a Member (such event and such Member being hereinafter referred to as the "Disabling Event" and "Disabled Member," respectively), the Company shall not dissolve, but shall continue. The Disabled Member's Representative or Successor-in-Interest (each, a "Successor") shall be admitted as a Member in the place and stead of the Disabled Member, provided that the Successor agrees in writing to be bound by this Agreement. If the Successor refuses to agree in writing to be bound by this Agreement, then the Successor shall not be admitted to the Company, in which case the Membership Interest of the Disabled Member shall be forfeited, and the Successor shall have no interest in, or rights with respect to, the Company.

5.5    Redemption of Sharp’s Membership Interest.
(a)    If at any time on or prior to the fifth (5th) anniversary of the Effective Date, Sharp terminates his employment with TAM without Good Reason or if Sharp’s employment with TAM is terminated by TAM for Good Cause, then the Company shall have the right, but not the obligation, by delivering written notice to Sharp, to purchase and redeem Sharp’s entire Membership Interest; provided, however, that if Sharp terminates his employment with TAM without Good Reason, then the Company’s right to purchase and redeem Sharp’s Membership Interest under this Section 5.5(a) shall be exercisable only after the expiration of six (6) months after the date of such termination of employment. In either such event, the purchase price for Sharp’s entire Membership Interest shall be One US Dollar (US $1), such payment constituting full payment for Sharp’s Membership Interest.
(b)    In each of the following situations, namely (A) at any time after the fifth (5th) anniversary of the Effective Date if Sharp is no longer employed by TAM, or (B) if a Termination Event occurs on or prior to the fifth (5th) anniversary of the Effective Date, at any time after the expiration of six (6) months after the date on which Sharp is no longer employed by TAM or the Termination Event occurs, Sharp (or in the case of his death, his estate) shall have the right to require the Company, upon ninety (90) days’ written notice, to purchase and redeem Sharp’s entire Membership Interest for an amount equal to the Liquidation Value (determined pursuant to Section 5.5(c) hereof) of his Membership Interest at such time, provided that the redemption price shall be reduced by any amount distributed to Sharp after the date of Sharp’s (or his estate’s) notice given to the Company pursuant to this Section 5.5(b), and provided further that the distribution of the redemption price shall be subordinate to an aggregate distribution to T-Asia of (x) T-Asia’s undistributed Preferred Capital and accrued but undistributed Preferred Return and (y) T-Asia’s undistributed preferred capital and accrued but undistributed preferred return in any other entity in which Sharp and T-Asia (or its affiliate) are members but without duplication so that the preferred capital and preferred return from all such entities (including the Company) are taken into account only once under this Agreement and any agreement governing another entity in which T-Asia (or its affiliate) and Sharp are members. The redemption price shall be payable in full in cash at the closing. The closing of the purchase and redemption of Sharp’s Membership Interest pursuant to this Section 5.5(b) shall take place in accordance with the procedures set forth in Section 5.5(e) hereof on a business day designated by the Company with at least seven (7) days’ prior notice to Sharp, but not later than ninety (90) days after the date of delivery of Sharp’s notice to the Company, or if later (and to the extent applicable), the business day which is (or is nearest to) ten (10) days after the date of the Appraiser’s determination of the Liquidation Value in accordance with Section 5.5(c) hereof.
(c)    For purposes of this Section 5.5 and Section 5.6 hereof, the liquidation value (the “Liquidation Value”) shall be such amount as a Member would have received on liquidation of the Company if the Company had liquidated all its assets at fair market value (exclusive of any value attributable to the name “Taubman”), net of the Company’s liabilities, including any and all applicable taxes and the assumed costs of sale, as of the date of the notice of redemption and immediately distributed the proceeds of such liquidation in accordance with Section 8.1(a) hereof. In the event agreement cannot be reached by the parties as to the Liquidation Value within forty (40) days after the date of the redemption notice, then the Liquidation Value shall be determined by an appraiser (the “Appraiser”) mutually agreed upon by the Company and the Member. Failing agreement on an Appraiser within thirty (30) days after the expiration of the forty (40) day period, the Appraiser shall be an individual who is (i) a principal from one of the “Big Four” accounting firms and (ii) designated by the Secretary General of the HKIAC. In the event none of the “Big Four” accounting firms is willing to allow one of its principals to serve as the Appraiser, then the Liquidation Value shall be determined by the HKIAC. The Appraiser shall act as expert and not as arbitrator, and his decision as to the Liquidation Value shall, absent manifest error, be final and conclusive.
(d)    Subject to the provisions of Section 5.5(a) hereof, at any time Sharp is no longer employed by TAM, the Company shall have the right, but not the obligation, by delivering written notice to Sharp, to purchase and redeem Sharp’s entire Membership Interest on the same terms and conditions as set forth in Section 5.5(b) hereof; provided, however, that the Company shall not have the right to exercise such right to purchase and redeem Sharp’s Membership Interest during the Lock-Out Period. The closing of the purchase and redemption pursuant to this Section 5.5(d) shall take place in accordance with the provisions of Section 5.5(e) hereof on a business day designated by the Company with at least seven (7) days’ prior notice to Sharp but not later than ninety (90) days after the date of delivery of the Company’s notice to Sharp pursuant to this Section 5.5(d) or, if later (and to the extent applicable) the business day which is (or nearest to) ten (10) days after the date of the Appraiser’s determination of the Liquidation Value in accordance with Section 5.5(c) hereof. In the event the conditions of this Section 5.5(d) are met, the Company shall have the absolute right to purchase and redeem Sharp’s Membership Interest.
(e)     At the closing of the purchase and redemption of a Member’s Membership Interest pursuant to Section 5.5(a), Section 5.5(b), Section 5.5(d) or Section 5.6 hereof, the following, to the extent applicable, shall occur:
(i)    The Company shall pay the redemption price to the Member by certified check or wire transfer.

(ii)    The Member shall execute and deliver to the Company an assignment of his Membership Interest, free and clear of all liens and encumbrances, and such other documents, in form and substance satisfactory to the Company, as may be necessary to assign and transfer his Membership Interest to the Company free and clear of all liens and encumbrances.

5.6    Redemption of Tremblay’s Interest. At any time after all of the Non-Stabilized Assets become Stabilized, provided Tremblay is not then an officer or director of Taubman Centers, Inc. or any of its affiliates, the Company shall have the right, but not the obligation, by delivering written notice to Tremblay, to cause the Company to redeem Tremblay’s entire Membership Interest in the Company. At any time Tremblay is no longer an officer or director of Taubman Centers, Inc. or any of its affiliates, Tremblay shall have the right, but not the obligation, by delivering written notice to the Company, to require the Company to purchase and redeem Tremblay’s entire Membership Interest in the Company. Notwithstanding the foregoing, if

Tremblay’s position as an officer or director of Taubman Centers, Inc. or any of its affiliates terminates prior to December 1, 2017, then Tremblay’s right to require a redemption of his Membership Interest and the Company’s right to cause a redemption of Tremblay’s Membership Interest may not be exercised prior to the expiration of six (6) months after the date of such termination. The redemption price for Tremblay’s entire Membership Interest shall be an amount determined using the same methodology as set forth in Section 5.5(c) hereof for determining the Liquidation Value of the Company, provided that the redemption price shall be reduced by any amount distributed to Tremblay by the Company after the date of the redemption notice given pursuant to this Section 5.6, and provided further that the distribution of the redemption price shall be subordinate to an aggregate distribution to T-Asia from the Company and TPA of an amount equal to the sum of (x) T-Asia’s undistributed Preferred Capital and accrued but undistributed Preferred Return and (y) T-Asia’s undistributed preferred capital and accrued but undistributed preferred return under the TPA Agreement but without duplication so that the preferred capital and preferred return from the Company and TPA are taken into account only once under this Agreement and the TPA Agreement. The closing of the purchase and redemption of Tremblay’s Membership Interest shall take place in accordance with the applicable procedures set forth in Section 5.5(e) hereof on a business day designated by the Company with at least seven (7) days’ prior notice to Tremblay, but not later than ninety (90) days after the date of delivery of the Company’s notice to Tremblay pursuant to this Section 5.6 or delivery of Tremblay’s notice to the Company pursuant to this Section 5.6, as the case may be, or, in each case if later (and to the extent applicable), the business day which is ten (10) days after the Appraiser’s determination of the value of Tremblay’s interest in such entity.
5.7    Cooperation. Notwithstanding the provisions of Section 5.5 and Section 5.6 hereof, the Members agree to work together in good faith to implement the provisions of such sections and any transactions contemplated thereby in a manner that does not alter the economic arrangement among the Members and the Company, but that is tax efficient for the Members and the Company, taking into account the various jurisdictions that have taxing authority over the Members, the Company, and the Company’s subsidiaries (current and to-be-formed).
5.8    Admission of Additional Members. In the event the Manager desires to admit one or more persons as members in the Company from time to time, the Manager shall be authorized to do so, provided that in no event shall Tremblay’s or Sharp’s Sharing Percentages or Capital Accounts be reduced as a result of such admission.
ARTICLE VI
MANAGEMENT; NON-COMPETITION

6.1Management of Business.

(a)    The business and affairs of the Company shall be managed exclusively by a manager (the “Manager”).
(b)    The Manager is authorized and empowered to act for and manage the Company to the fullest extent permitted by law. The Manager may, without the consent of any Member or other person, bind the Company in any manner whatsoever. Without limiting the foregoing, the Manager shall have the power, on behalf of the Company, to: (i) acquire any property or asset that the Manager deems necessary or appropriate to conduct the business or promote the purpose of the Company; (ii) hold, manage, maintain, mortgage, grant a security interest in, pledge, lease, exchange, sell, convey, or otherwise dispose, encumber, or deal with any such property or asset; (iii) open one or more depository accounts and make deposits into and checks and withdrawals against such accounts; (iv) borrow money and incur liabilities and other obligations; (v) enter into any and all agreements and execute any and all contracts, documents and instruments; (vi) engage employees and agents, define their respective duties, and establish their compensation or remuneration; (vii) obtain insurance covering the business and affairs of the Company and its property and the lives and well being of its employees and agents; (viii) commence, prosecute, or defend any proceeding in the Company’s name; and (ix) participate with others in partnerships or joint ventures. Without the consent of all of the Members, however, the Manager shall not cause or permit the transfer of any significant asset of the Company or any subsidiary of the Company to any Member or affiliate of a Member at less than the fair market value of such asset; provided that this sentence shall not limit transfers of assets to companies in which neither a Member nor any affiliate of a Member has an interest other than indirectly through (by reason of the ownership of an interest in) the Company (and, without limitation, transfers of assets at less than fair value among wholly-owned subsidiaries of the Company shall not be in any way restricted).
(c)    No person dealing with the Company shall be required to investigate or inquire into the Manager’s authority to execute agreements, instruments, or documents, or to take actions, on behalf of the Company, and any person dealing with the Company shall be entitled to rely upon any agreement, instrument or document executed, and any action taken, by the Manager on behalf of the Company, and the Company shall be bound thereby.
(d)     All contracts of the Company, leases, promissory notes, deeds of trust, mortgages, and other evidences of indebtedness of the Company, and other Company instruments or documents, need be executed, signed, or endorsed only by the Manager or that person or those persons (who need not be Members) designated in writing by the Manager, and such designated person's(s') signature(s) shall be sufficient to bind the Company and its properties.
6.2    Limitations on Members.
(a)    Except as otherwise expressly set forth herein, or as provided by any non-waivable provision of the Act, the Members, as such, shall have no authority to act for the Company, or to vote upon, consent to or otherwise approve any Company transaction, act or event. Without limiting the foregoing, no Member, as such, shall have (i) any power to sign or act on behalf of the Company in any manner whatsoever or (ii) any voice or participation in the management of the Company’s business, except as otherwise expressly set forth herein, or as provided by any non-waivable provision of the Act.
(b)    No consent or approval of any Member to any action of the Manager for or on behalf of the Company shall be required except to the extent that any other provision of this Agreement or non-waivable provision of the Act may expressly provide otherwise.
6.3    Compensation of Manager and its Affiliates.

(a)    The Manager shall not be compensated for serving as the Manager. The Manager shall, however, be reimbursed by the Company for all out-of-pocket costs and expenses incurred by the Manager on the Company’s behalf.
(b)    The Manager may engage one or more of its affiliates to perform services for the Company and its affiliates, provided that the fees paid to any such affiliate of the Manager are arm’s-length fees that meet the U.S. transfer pricing rules and the transfer pricing rules of each local jurisdiction in which such services are provided.
(c)    One or more affiliates of the Manager may lend funds to the Company or to affiliates of the Company on such terms as the Manager and such lending affiliate may determine, provided that the interest rate charged on any such loan meets U.S. transfer pricing rules and the transfer pricing rules of the local jurisdiction of the borrowing affiliate.
6.4    Duties; Liability. The Manager shall not be required to devote the Manager’s (and no employee of the Manager shall be required to devote his or her) full time to the Company's affairs. The Manager shall have a duty of due care, but shall not be liable to the Company or to any of the Members by reason of any act performed for or on behalf of the Company or in furtherance of the Company's business, except that this provision does not eliminate or limit the liability of the Manager to the extent such elimination or limitation is not permitted by the Act.

6.5    Indemnification. The Company shall, to the fullest extent authorized or permitted by the Act, (i) indemnify any person, and such person’s successors and legal representatives, if and insofar as such person was, is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a Manager or Member of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, or by reason of anything done by such person in such capacity (collectively, the “Covered Matters”); and (ii) pay or reimburse the reasonable expenses incurred by such person and such person’s successors and legal representatives in connection with any Covered Matter in advance of final disposition of such Covered Matter. The Company may provide such other indemnification to managers, officers, employees and agents by insurance, contract or otherwise as is permitted by law and authorized by the Manager.

6.6    Limitation on Members’ Duties. Each Member may cast such Member’s vote on any matter, and give or withhold such Member’s consent to or approval of any action or proposed action, in any manner deemed by such Member to be in such Member’s own best interest, and no Member shall have any duty to the Company or any other Member except for a duty of fair dealing.
6.7    Non-Competition. Tremblay and Sharp each agree that for so long as he is a Member of the Company and for a period of one (1) year thereafter, he shall not in any manner, directly or indirectly, through any Related Entity or otherwise, engage or be engaged, or assist any other person, firm, corporation, enterprise or business in engaging or being engaged, in the Line of Business in the Territory unless previously approved in writing by the Manager.
6.8    Non-Solicitation. Tremblay and Sharp each agree that for so long as he is a Member of the Company and for a period of one (1) year thereafter, he will not, directly or indirectly, disrupt damage, impair, or interfere with the business of the Company or any affiliate thereof by hiring, or allowing any Related Entity to hire, any employee of the Company or any employee of an affiliate of the Company or by soliciting, influencing, encouraging, or recruiting any employee of the Company or any employee of an affiliate of the Company to work for such Member or a Related Entity.
6.9    Conflicts of Interest.    Without limiting the foregoing, without the prior express written authorization of the Manager, neither Tremblay nor Sharp shall, directly or indirectly, for so long as he is a Member of the Company and for one (1) year thereafter, engage in any activity (a "Conflict of Interest") competitive with or adverse to the business of the Company or its affiliates, whether alone, as a partner, or as an officer, director, employee or investor of or in any other entity. Notwithstanding anything to the contrary in the preceding sentence, it is expressly understood and agreed that:
(a)    Ownership by a Member of less than five percent (5%) in the aggregate of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a securities exchange or publicly traded in the over-the-counter market shall not be deemed to constitute a Conflict of Interest.
(b)    It shall not be a Conflict of Interest for a Member to serve in any capacity with any civic, educational, or charitable organization.

6.10    Confidentiality. Each of Tremblay and Sharp acknowledge that, while he is a Member of the Company, he will become familiar with trade secrets and other non-public, confidential, and/or proprietary information concerning the business (including but not limited to its services, practices, policies or employees of affiliates of the Company (collectively, the “Confidential Information”). Each of Tremblay and Sharp promises never to make use of, disclose, or divulge any Confidential Information, directly or indirectly, except to the extent such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company's best interests, (ii) lawfully and publicly obtainable from other sources through no fault or breach of such Member, or (iii) authorized in writing by the Company. All records, files, documents, drawings, specifications, software, computerized data and information on any medium, equipment, and similar items or materials containing Confidential Information or otherwise relating to the business of the Company or its affiliates, including without limitation all records relating to tenants of properties owned directly or indirectly by the Company (collectively, “Company Materials”), whether prepared by a Member or otherwise coming into a Member's possession, shall remain the exclusive property of the Company or such affiliates. At such time as a Member is no longer a Member of the Company, such Member agrees to promptly deliver to the Company all Company Materials in his possession or under his control. The provisions of this Section 6.10 shall survive a Member’s membership in the Company, the termination of this Agreement, and the dissolution and liquidation of the Company. Each of Tremblay and Sharp promises that if he ever becomes legally compelled (for example, by court order or subpoena) to disclose any Confidential Information or Company Materials, he will notify the Company as soon as possible after learning of the requested disclosure and, prior to disclosing any such information or materials, cooperate fully with the Company in its pursuit of a protective order or other lawful efforts to resist disclosure.

ARTICLE VII
REPRESENTATIONS, WARRANTIES, AND COVENANTS

7.1    Members’ Representations. Each party hereto represents to the other as follows:
(a)    Such party has the authorization, power, and right to execute, deliver, and fully perform its obligations hereunder in accordance with the terms hereof.
(b)    This Agreement does not require any authorization, consent, approval, exemption, or other action by any other party that has not been obtained and does not conflict with or result in the breach of the terms, conditions or provisions of, constitute a default under, or result in a violation of any agreement, instrument, order, judgment or decree to which such party is subject.
7.2    T-Asia’s and the Company’s Representations. T-Asia and the Company represent to Tremblay and Sharp that as of the date of this Agreement, the Company’s only assets and liabilities are those that relate to the Commercial Projects that were contributed to the Company pursuant to Section 2.1(a) hereof.
7.3    Certain Covenants.
(a)    T-Asia and the Company covenant to Tremblay and Sharp that the Company shall not conduct any business, hold any assets or incur any liabilities other than those that relate to the Commercial Projects described in Section 1.3 hereof.

(b)    T-Asia, the Company and TRG covenant to Tremblay and Sharp that no affiliate of the Company will conduct any Line of Business in the Territory other than through TPA, the Company or another entity in which T-Asia and Sharp are members.
ARTICLE VIII
DISSOLUTION AND WINDING UP;
CONTINUATION OF BUSINESS

8.1    Winding Up and Liquidation of the Company.
(a)    Upon the dissolution of the Company, the Manager shall proceed to wind up the affairs and liquidate the property and assets of the Company and shall apply and distribute the proceeds of such liquidation in the following priority:
(1)    to the expenses of liquidation;

(2)    to the payment of all debts and liabilities of the Company, including, without limitation, debts and obligations to the Manager and its affiliates;

(3)    to the establishment of such reserves as the Manager deems necessary or advisable to provide for any contingent or unforeseen liabilities or obligations of the Company, provided, however, that after the expiration of such period of time as the Manager deems appropriate, the balance of such reserves remaining after payment of such contingencies shall be distributed in the manner hereinafter set forth; and

(4)    the balance of such proceeds shall be distributed as follows: (i) first, to T-Asia, to the extent of T-Asia’s current and accrued Preferred Return, (ii) to T-Asia in an amount equal to its undistributed Preferred Capital, and (iii) any remaining proceeds shall be distributed to the Members, pro rata, based on their Sharing Percentages (taking into account the reduction in Tremblay’s Sharing Percentage from five (5%) to two and one-half (2.5%) once distributions to him (including any made under this Section 8.1(a)(4) and, all distributions under the TPA Agreement including distributions in redemption of all or part of Tremblay’s membership interest in TPA) exceed Thirty Million US Dollars (US $30,000,000)).

(b)    A reasonable time shall be allowed for the orderly liquidation of the property and assets of the Company and the payment of the debts and liabilities of the Company in order to minimize the normal losses attendant upon a liquidation.
(c)    Anything contained in this Section 8.1 to the contrary notwithstanding, if the Manager shall determine that a complete liquidation of all the property and assets of the Company would involve substantial losses or be impractical or ill-advised under the circumstances, the Manager shall liquidate that portion of the assets of the Company sufficient to pay the expenses of liquidation and the debts and liabilities of the Company (excluding the debts and liabilities of the Company to the extent that they are adequately secured by mortgages on or security interests in the assets of the Company), and the remaining property and assets shall be distributed to the Members as tenants-in-common or partitioned in accordance with applicable statutes or distributed in such other reasonable manner as shall be determined by the Manager. If any assets are distributed in kind, such assets shall be distributed in a manner that is consistent with the order of priority set forth in Section 8.1 hereof.

8.2    Certificate of Dissolution. After the affairs of the Company have been wound up and the Company terminated, a certificate of dissolution shall be executed and filed in the office of the Delaware Secretary of State.
ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1    Notices. Any notice or other communication required or permitted to be delivered to any party under or in connection with this Agreement shall be in writing and sent to such party at the address indicated below in this Section 9.1. Each such notice or other communication shall be effective and deemed delivered (i) if delivered personally to the party to whom the same is directed, then when actually delivered, (ii) if sent by certified mail, return receipt requested, postage and charges prepaid, addressed to the party to whom the same is directed, then upon the date of acceptance or refusal to accept as indicated by the return receipt, (iii) if sent by Federal Express or similar expedited overnight commercial carrier addressed to the recipient with all shipping charges prepaid, then on the date the same is actually received (or refused) by the recipient in the ordinary course or (iv) if sent by email transmission, then upon sending provided the address is correct and a confirmation reply email is received.
If to T-Asia, to:    Taubman Asia Management II LLC
c/o The Taubman Company LLC
200 East Long Lake Road
P.O. Box 200
Bloomfield Hills, MI 48303-0200
Attention: President
Email: rtaubman@taubman.com

With a copy to:    The Taubman Company LLC
200 East Long Lake Road
P. O. Box 200
Bloomfield Hills, MI 48303-0200
Attention: General Counsel
Email: cheaphy@taubman.com

If to Tremblay, to:    Mr. René Tremblay
129 Repulse Bay Road
    Tower Two
    Floor 20
Hong Kong

If to Sharp, to:        Mr. Peter John Sharp
43B, Branksome Crest
3A Tregunther Path
Mid Level, Hong Kong

Any Member may change its address for purposes of this Agreement by giving the other Members notice of such change in the manner hereinabove provided for the giving of notices.

9.2    Article and Section Headings. The headings in this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of the provisions hereof.
9.3    Construction. Whenever the singular number is used herein, the same shall include the plural, and any one gender (including the neuter) shall include the others. If any language is stricken or deleted from this Agreement, such language shall be deemed never to have appeared herein and no other implication shall be drawn therefrom.
9.4    Severability. If any provision hereof shall be judicially determined to be illegal, or if the application thereof to any person or in any circumstance shall, to any extent, be judicially determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or in circumstances other than those to which it has been judicially determined to be invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
9.5    Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware applicable to contracts made and performed in such jurisdiction and without regard to choice of law principles, to the extent permitted by law.
9.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, for all purposes, constitute an original and all of which, taken together, shall constitute one and the same Agreement.
9.7    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. All prior agreements among the parties hereto with respect to the subject matter hereof, whether written or oral, are merged herein and shall be of no force or effect.
9.8    Amendments. This Agreement may be amended or modified with the express written consent of all of the Members, provided, however, that no Member shall unreasonably withhold or delay his written consent to any such amendment or modification if such amendment or modification neither enlarges the obligations, nor reduces the rights, of such Member in a material way.
9.9    Benefits Limited to Members. Except as otherwise provided in this Agreement, nothing in this Agreement is intended to confer, and nothing in this Agreement shall confer, any rights or benefits of any kind on any person who is not a Member.
9.10    Successors and Assigns. Subject to the restrictions on transferability contained herein, this Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the respective parties hereto.
9.11    Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right. A waiver by a Member of any breach or default by another Member under this Agreement shall be effective only if in writing and signed by the Member against whom enforcement of the waiver is sought.
9.12    Choice of Venue. Any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation, or enforcement, or alleging breach thereof) shall be submitted to, adjudicated by, and subject to the exclusive jurisdiction of the state or federal courts in the City of New York, County of New York, and all Members hereby consent to such venues as the exclusive forums for resolution of the aforementioned disputes, submit to the personal jurisdiction of said courts to hear such disputes, and waive all objections to such courts hearing and adjudicating such disputes.
9.13    Representation By Counsel; Interpretation. T-Asia, Tremblay and Sharp each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement.  Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

ARTICLE X
DEFINITIONS

The terms set forth below shall have the following meanings when used in this Agreement:

"Act" has the meaning specified in Section 1.1 hereof.

"Adjusted Capital Account" has the meaning specified in Section 3.2(d)(i) hereof.

"Agreement" has the meaning specified in the Preamble to this Agreement.

“Appraiser” has the meaning specified in Section 5.5(c) hereof.

"Capital Account" has the meaning specified in Section 2.2 hereof.

"Certificate" has the meaning specified in Section 1.1 hereof.

“Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provision of succeeding law).

“Commercial Projects” has the meaning specified in Section 1.3 hereof.

"Company" has the meaning specified in the Preamble to this Agreement.

“Company Materials” has the meaning specified in Section 6.10 hereof.

“Confidential Information” has the meaning specified in Section 6.10 hereof.

“Conflict of Interest” has the meaning specified in Section 6.9 hereof.

“Covered Matters” has the meaning specified in Section 6.5 hereof.

“Disability” is as described as a reason for termination of employment in Section 4.1(a) of the Sharp Employment Agreement.

"Disabled Member" and "Disabling Event" have the respective meanings specified in Section 5.4 hereof.

“Effective Date” means January 1, 2017.

“Good Cause” is defined in the Sharp Employment Agreement as “good cause.”

“Good Reason” is defined in the Sharp Employment Agreement as “good reason.”

“HKIAC” means the Hong Kong International Arbitration Centre.

“Line of Business” means investment in commercial properties and/or the development, operation, or management of such properties.

“Liquidation Value” has the meaning specified in Section 5.5(c) hereof.

“Lock-Out Period” means the period that begins on the date of termination of service with TAM for any reason and ends on the date that is six (6) months thereafter.

“Manager” has the meaning specified in Section 6.1(a) hereof.

"Member" means each of T-Asia and Tremblay, and any other person who hereafter may be admitted to the Company as a member, each for so long as it or he is a member of the Company.

"Membership Interest" shall mean all of the right, title, and interest of a Member (in his or its capacity as a member of the Company within the meaning of the Act) in and to the Company.

“Non-Stabilized Asset” means each Commercial Project described in Section 1.3 hereof that has not yet Stabilized.

“Partnership Representative” has the meaning specified in Section 4.5(b) hereof.

“Preferred Capital” means the capital contributions of T-Asia on and after the date of this Agreement other than capital contributions made to permit the redemption of a Membership Interest. T-Asia’s Preferred Capital shall bear the Preferred Return from the date of contribution until distributed pursuant to Section 3.1(a)(ii) or Section 8.1(a)(4) hereof.

“Preferred Return” means an annual return equal to TRG’s blended cost of funds from time to time, compounded quarterly, but in no event less than five percent (5%) nor greater than ten percent (10%) per annum.

"Profit" and "Loss" each has the meaning specified in Section 3.2(d)(ii) hereof.

"Regulations" has the meaning specified in Section 3.2(d)(iii) hereof.

“Related Entity” means as to a Member other than T-Asia, any person, firm, corporation, enterprise, or partnership, other than the Company, in which such Member holds any interest or in respect of which such Member serves as an officer, director, shareholder, investor, or employee or serves as an advisor or consultant, or in relation to which such Member is otherwise affiliated.

“Representative” means, with respect to a Disabled Member, (A) the personal representative(s), executor(s), or administrator(s) of the estate of a deceased Member, and (B) the committee or other legal representative(s) of the estate of an insane, incompetent, or bankrupt Member.

“Sharing Percentage" means, (x) with respect to Tremblay, (i) five percent (5%) until such time as the aggregate distributions to Tremblay (including all distributions pursuant to Section 3.1, 5.6 and 8.1(a)(4) hereof and all distributions pursuant to Section 3.1, 5.8 and 8.1(a)(4) of the
TPA Agreement) exceed Thirty Million US Dollars (US $30,000,000) and (ii) two and one-half percent (2.5%) thereafter, (y) with respect to Sharp, three percent (3%), and (z) with respect to T-Asia, one hundred percent (100%) less the aggregate Sharing Percentage of the other Members from time to time.

“Sharp” has the meaning specified in the Preamble to this Agreement.

“Sharp Employment Agreement” means that certain Employment Agreement between Taubman Asia Management Limited and Peter Sharp of even date herewith.

“Stabilized” means that at least seventy-five percent (75%) of the gross leasable area of a Commercial Project has been open for business to the public for a period of at least three (3) years.

"Successor" has the meaning specified in Section 5.4 hereof.

“Successor-in-Interest” means, with respect to a Disabled Member, the legal representative(s) or successor(s) of a corporation, partnership or other business organization, or trust or other entity which is dissolved (without timely reconstitution or continuation) or terminated or whose legal existence has ceased.

“T-Asia” has the meaning specified in the Preamble to this Agreement.

“TAM” means Taubman Asia Management Limited, a Cayman Islands company.

"Tax Matters Partner" has the meaning specified in Section 4.5(a) hereof.

“Termination Event” means each of (i) the termination of Sharp’s employment with TAM by Sharp for Good Reason, (ii) the termination of Sharp’s employment with TAM by TAM without Good Cause, (iii) the termination of Sharp’s employment with TAM as a result of a Disability, and (iv) the termination of Sharp’s employment with TAM as a result of Sharp’s death.

“Territory” means the People’s Republic of China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region, the Republic of China, the Republic of Korea, Japan, Singapore, Malaysia, Indonesia, Thailand, Cambodia, Vietnam, Australia and India, provided that once Tremblay or Sharp is no longer a Member of the Company then as to such Member only those of the foregoing jurisdictions in which the Company is actively conducting a Line of Business or actively evaluating or pursuing a potential Line of Business at such time as such Member ceases to be a Member of the Company.

“TPA” means Taubman Properties Asia LLC, a Delaware limited liability company.

“TPA Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Taubman Properties Asia LLC, dated April 30, 2014, as amended by the First Amendment dated April 26, 2016.

“Tremblay” has the meaning specified in the Preamble to this Agreement.

"TRG" means The Taubman Realty Group Limited Partnership, a Delaware limited partnership.
Signatures on the following page

IN WITNESS WHEREOF, the parties hereto make and execute this Agreement as of the date first-above written.

TAUBMAN ASIA MANAGEMENT II                                         LLC, a Delaware limited liability company

By: /s/ Chris Heaphy
Chris Heaphy
Its: Authorized Signatory

/s/ René Tremblay
                        RENÉ TREMBLAY

/s/ Peter John Sharp
PETER JOHN SHARP

TAUBMAN PROPERTIES ASIA II LLC, a
Delaware limited liability company

By: /s/ Chris Heaphy
Chris Heaphy
Its: Authorized Signatory

Solely for the purpose of Section 7.3(b) hereof:

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP,
a Delaware limited partnership

By:    /s/ Simon Leopold
Simon Leopold
Its:    Authorized Signatory